Exhibit 10.8

AMENDED AND RESTATED CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement (this “Agreement”) is effective as of October 16, 2015 (the “Effective Date”), by and between Arvinas, Inc., a Delaware corporation (the “Company”) and Dr. Craig Crews (the “Consultant”) and amends and restates, in its entirety, the Consulting Agreement effective as of July 8, 2013 by and between the Company and the Consultant (the “Existing Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto hereby agree as follows:

1. Consulting Services. Consultant shall render the services set forth on Exhibit A (the “Consulting Services”) to the Company (or its designee), and the Company agrees to provide Consultant with the consideration set forth on Exhibit A for Consultant’s performance of the Consulting Services to the Company for the term of this Agreement. The Company acknowledges that: (a) the Consultant is a member of the faculty of Yale University (the “University”); (b) the Consultant may be subject to certain policies of the University, as such policies may be revised from time to time, including, among others, policies concerning consulting, conflicts of interest, and intellectual property; (c) this Agreement is subject to such policies; and (d) any provision of this Agreement that conflicts with such policies is superseded by such policies. If the Consultant should leave the University and accept employment with another not-for-profit institution, the policies and guidelines of that institution shall govern.

2. Reimbursement of Expenses. As soon as practicable following submission of statements of expenses incurred accompanied by appropriate supporting documentation, the Company will reimburse Consultant for reasonable and customary out-of-pocket business expenses incurred by Consultant in the ordinary course of performing the Consulting Services and in compliance with the Company’s policies covering such expenses. Anticipated expenses in excess of $500 will require the prior written approval of the Company.

3. Proprietary Information. This Agreement creates a relationship of confidence and trust between the Company and Consultant with respect to any information: (a) applicable to the business of the Company or (b) applicable to the business of any client or customer of the Company, which may be made known to Consultant by the Company or by any client or customer of the Company, or otherwise learned by Consultant in such context during the term of this Agreement. All such information, whether provided prior to, on or after the Effective Date, has commercial value in the business in which the Company is engaged and is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of the Company and includes, without limitation, information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information. The term “Proprietary Information”

excludes information that: (i) through no breach of this Agreement is or becomes publicly available, (ii) is or was lawfully obtained from a third party without breach of any agreement or duty between the third party and the Company or (iii) was already known by Consultant at the time of disclosure by the Company as evidenced by documents maintained in the ordinary course of business.

4. Nondisclosure and Nonuse of Proprietary Information. All Proprietary Information is the sole property of the Company. At all times, both during the term of this Agreement and after termination of this Agreement, Consultant shall keep in confidence and trust all Proprietary Information and will not (a) disclose any Proprietary Information to any person or entity other than the Company or (b) use any Proprietary Information other than in connection with Consultant’s performance of the Consulting Services for the benefit of the Company

5. Ownership and Return of Materials. All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, and all other tangible media of expression) furnished or made available to Consultant shall remain the property of the Company. Upon termination of this Agreement, or at any time on the request of the Company before termination, Consultant agrees to promptly (but no later than five (5) days after the earlier of the termination of this Agreement or the Company’s request) destroy or deliver to the Company, at the Company’s option, all materials furnished or made available to Consultant and all tangible media of expression which are in Consultant’s possession and which incorporate any Proprietary Information.

6. Assignment of Innovations. As used in this Agreement, the term “Innovations” means all information fixed in any tangible medium of expression (whether or not protectable under copyright laws), know-how, improvements, inventions (whether or not protectable under patent laws), works of authorship, techniques, software, methods, protocols, supporting technical documentation, discoveries, data, ideas (whether or not protectable under trade secret laws), specifications, designs, trade secrets, combinations, formulae, developments, artwork, copyrights, regulatory and other governmental filings, processes, procedures, trademarks, trade names, service marks, domain names, web addresses and web sites, all other subject matter that may be protectable under any patent, copyright, moral right, mask work, trademark, trade secret or other laws and all goodwill associated with any of the foregoing and any registrations and applications therefor. Consultant hereby agrees to promptly disclose and describe to the Company, and Consultant hereby assigns to the Company the Consultant’s entire right, title, and interest in and to, each of the Innovations and all associated intellectual property rights that Consultant solely or jointly conceives, reduces to practice, creates, derives, develops or makes that (a) was developed solely with the use of the Company’s equipment and facilities or (b) results from Consultant’s performance of the Consulting Services (collectively, the “Company Innovations”). Consultant further acknowledges and agrees that all Company Innovations including, without limitation, any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws and Consultant hereby assigns to the Company any and all rights, title and interest Consultant may have or acquire in such Company Innovations. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights”.

7. Cooperation in Perfecting Rights to Company Innovations. Consultant hereby agrees to perform, during and after the term of this Agreement, all acts necessary to permit and assist the Company, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (a) in the filing, prosecution, registration, memorialization and assignment of any applicable patent, copyright, mask work or other property right protection, (b) in the enforcement or defense of any applicable patent, copyright, mask work or other property right and (c) in any other legal proceedings. In the event that the Company is unable for any reason to secure Consultant’s signature to any document required to file, prosecute, register, memorialize or assign any patent, copyright, mask work or other property right or to enforce any patent, copyright, mask work or other property related to the Company Innovations, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agents and attorneys-in-fact to act for and on Consultant’s behalf (i) to execute, file, prosecute, register, memorialize and assign any such patent, copyright, mask work or other property right, (ii) to execute and file any documentation required for such enforcement and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization, assignment, issuance and enforcement of patents, copyrights, mask works and other rights related to the Company Innovations, all with the same legal force and effect as if executed by Consultant. The power of attorney provided under this Section is coupled with an interest and is irrevocable.

8. Independent Contractor.

(a) Consultant shall act in the capacity of an independent contractor with respect to the Company, and not as an employee or authorized agent or representative of the Company. Consultant shall not have any authority to enter into contracts or binding commitments in the name or on behalf of the Company.

(b) The Company shall issue Form 1099 records for its payments to Consultant made pursuant to this Agreement. Because Consultant is an independent contractor, Consultant is solely responsible for all taxes, withholdings and other similar statutory obligations including, but not limited to, Workers’ Compensation Insurance.

9. Consultant’s Representations. Consultant agrees, represents and warrants that:

(a) All action necessary for the authorization, execution, delivery and performance of his obligations under this Agreement has been taken and this Agreement constitutes a valid and legally binding obligation of Consultant, enforceable against Consultant in accordance with its terms. The authorization, execution and delivery by Consultant of this Agreement and the performance of Consultant’s obligations under this Agreement will not, with or without the passage of time or giving of notice (i) conflict with, or result in any violation of or default or loss of any benefit under, any law, rule or regulation, or any judgment, decree or order of any court or other governmental agency or instrumentality to which Consultant is a party or to which any of Consultant’s property is subject or (ii) conflict with, or result in a breach or violation of or default or loss of any benefit under, the terms of any agreement, contract, indenture or other instrument to which Consultant is a party or to which any of Consultant’s property is subject, or constitute a default or loss of any right thereunder or an event that, with the lapse of time or notice or both, might result in a default or loss of any right thereunder. Consultant’s performance of Consultant’s obligations under this Agreement will not infringe upon or violate any right of any person or entity.

(b) Consultant will not subcontract any of Consultant’s obligations under this Agreement without the prior written consent of the Company.

10. Non-Competition. Consultant agrees that during the term of this Agreement he shall not manage, operate, control, invest in, consult with, render services for, or act as an employee, officer, director, manager, partner, principal, agent, contractor or advisor of or to, any business, other than the Company and its affiliates, that is developing or commercializing any product for the treatment or prevention of any human disease in which the product mediates degradation of one or more of the target proteins; provided that nothing set forth herein shall prohibit Consultant from: (a) engaging in any such activity in his capacity as a faculty member of Yale University or for any other non-profit or academic institution or (b) being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Consultant has no active participation in the business of such corporation.

11. Term. This Agreement will commence as of the Effective Date and continue in effect for a period of three (3) years after the Effective Date. Unless written notice of non-renewal is provided by either party at least sixty (60) days prior to expiration of the then-current term, this Agreement shall be automatically renewed without further action by either party for an additional three (3) year term. Notwithstanding the foregoing, either party hereto may terminate this Agreement, without prejudice to any other rights that it may have, if the other party breaches any of its material obligations, representations or warranties set forth in this Agreement and such breach is not remedied within thirty (30) days after notice thereof is provided to such breaching party.

12. Miscellaneous Provisions.

(a) This Agreement shall be interpreted and construed under the laws of the State of Connecticut, without regard to conflict of law principles.

(b) If any term or provision of this Agreement is determined to be illegal, unenforceable or invalid in whole or in part for any reason, such illegal, unenforceable or invalid provisions or part thereof shall be stricken from this Agreement, and such provision shall not affect the legality, enforceability or validity of the remainder of this Agreement. If any provision or part thereof of this Agreement is stricken in accordance with the provisions of this Section, then such stricken provision shall be replaced, to extent possible, with a legal, enforceable and valid provision that is as similar in tenor to the stricken provision as is legally possible.

(c) This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, successors and permitted assigns; provided, however, that this Agreement and Consultant’s obligations hereunder are not assignable by Consultant without the Company’s prior written consent. Any assignment made in violation hereof shall be null and void and of no force or effect.

(d) All notices, consents, waivers or other communications given under this Agreement shall be in writing and given by overnight delivery (by a nationally recognized overnight courier service), personal delivery or by registered or certified mail with postage prepaid and return receipt requested, at the respective addresses of the parties as set forth below their signatures hereto or at the most current address as may be supplied by such party to the other pursuant to this Section. Such notices, if sent by United States mail, shall be deemed to have been given upon three (3) business days after being deposited in the United States mail. Such notices, if sent by overnight delivery, shall be deemed to have been given one day after being sent. Such notices, if delivered in person, shall be deemed to have been given upon receipt by the other party.

(e) This Agreement contains the entire understanding of the parties regarding its subject matter and supersedes all prior understandings or agreements between the parties with regard to its subject matter including, without limitation, the Existing Agreement. The Existing Agreement is hereby amended in its entirety and restated herein. This Agreement can only be modified by a subsequent written agreement executed by both parties hereto.

(f) If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which the party may be entitled. Consultant agrees that in the event of breach or threatened breach by the Consultant of any provisions of this Agreement, the Company shall be entitled to equitable relief in the form of an order to specifically perform or an injunction to prevent irreparable injury, without being required to provide security or post bond. Nothing herein shall be construed as prohibiting any party hereto from pursuing, solely or in addition, any other remedies, including monetary damages, for breach or threatened breach of this Agreement.

(g) This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument. This Agreement may be executed by facsimile or other electronic signatures.

(h) All waivers must be in writing. Any waiver or failure to enforce any provision, condition or requirement of this Agreement by either party on one occasion will not be deemed a present or future waiver of that, or any other provision, condition or requirement on any other occasion, nor in any way affect the validity of either party to enforce each and every such provision, condition, or requirement thereafter. The express waiver by either party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

IN WITNESS WHEREOF, this Consulting Agreement is entered into as of the Effective Date.

“COMPANY”		“CONSULTANT”

ARVINAS, INC.

By:	/s/ Manuel Litchman	/s/ Craig Crews
Name:	Dr. Manuel Litchman	Name: DR. CRAIG CREWS
Title:	President and Chief Executive Officer

Address:	5 Science Park	Address:
395 Winchester Avenue
New Haven, CT 06511

EXHIBIT A

CONSULTING SERVICES AND COMPENSATION

1. Consulting Services. Consultant will act as the Company’s Chief Scientific Advisor and will provide consulting services related to the treatment or prevention of any human disease in which a product mediates degradation of one or more of the target proteins except for the targets selected by Glaxo Group Limited under the terms and conditions set forth in that certain Agreement between Yale University, Glaxo Group Limited and GlaxoSmithKline Research & Development Limited dated as of April 26, 2012, as amended and the understanding of mechanisms and the improvement of the Company’s basic technology. Consultant shall perform the Consulting Services for the Company as reasonably requested by the Company but the Consultant shall not be required to spend more than 3.5 business days per calendar month (prorated for any partial month during the term of this Agreement) performing the Consulting Services for the Company.

2. Compensation. As consideration for the performance of the Consulting Services for the Company: (a) commencing on the Effective Date, the Company shall pay Consultant $12,500 per calendar month during the term of this Agreement (prorated for any partial month during the term of this Agreement) and (b) in addition to the equity securities previously granted to the Consultant under the Existing Agreement, Arvinas Holding Company, LLC, a Delaware limited liability company and the parent of the Company (the “Parent”) shall grant Consultant, within thirty (30) days after the Effective Date, 1,960,598 incentive shares under the Parent’s Incentive Share Plan (the “Incentive Shares”). The Participation Threshold for the Incentive Shares shall be equal to fair market value of such Incentive Shares on the date that the Incentive Shares are formally granted to the Consultant and the Incentive Shares shall vest in thirty-six (36) equal monthly installments provided that Consultant continues to be engaged by the Company at the end of each such month; provided, however, that the vesting of all Incentive Shares shall accelerate upon the consummation of a “Sale Transaction” (as such term is defined under the Parent’s Operating Agreement as in effect at the time of the grant of the Incentive Shares and as amended from time to time in accordance with the terms thereof, the “Operating Agreement”)). The Incentive Shares will be subject to the terms, conditions and restrictions set forth in the Operating Agreement, the Parent’s Incentive Share Plan and the Award Agreement related thereto.

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